                                                                      EXHIBIT 12

                      Ford Holdings, Inc. and Subsidiaries

        CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                 (in millions)

                                                                  Nine Months
                                                            -----------------------
                                                              1994             1993
                                                            -------          -------
Earnings (a)
- --------
 Income before income taxes                                 $  685           $  599
 Adjusted fixed charges                                      1,580            1,405
                                                            ------           ------

  Total earnings                                            $2,265           $2,004
                                                            ======           ======


Combined Fixed Charges and
Preferred Stock Dividends (a)
- -------------------------
 Interest expense                                           $1,527           $1,359
 Interest portion of rental expense                             19               18
 Preferred stock dividend requirements (b)                     110               88
                                                            ------           ------

  Total combined fixed charges and
   preferred stock dividends                                $1,656           $1,465
                                                            ======           ======

 Ratio of earnings to combined fixed
  charges and preferred stock dividends                        1.4              1.4


- - - - - -

(a) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" include earnings before income taxes plus adjusted fixed charges. "Combined fixed charges and preferred stock dividends" consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, one-third of all rental expense (the portion deemed representative of the interest factor) and dividends paid on preferred stock.

(b) Preferred stock dividend requirements have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford Holdings' effective income tax rates for the respective periods.
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                                                                      EXHIBIT 12

                      Ford Holdings, Inc. and Subsidiaries

                        CALCULATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (in millions)

                                                               For the Years Ended December 31
                                                   -------------------------------------------------------
Earnings(a)                                         1993         1992        1991        1990         1989
- --------                                            ----         ----        ----        ----         ----
  Income before income taxes
   and cumulative effects of
   changes in accounting
   principles                                       $  831       $  588       $  592      $  455        $286
  Adjusted fixed charges                             1,895        1,731        1,790       1,648         417
                                                    ------       ------       ------      ------        ----

     Total earnings                                 $2,726       $2,319       $2,382      $2,103        $703
                                                    ======       ======       ======      ======        ====
Combined Fixed Charges and
Preferred Stock Dividends (a)
- -------------------------
  Interest expense                                  $1,832       $1,659       $1,718      $1,569        $388
  Interest portion of
   rental expense                                       24           24           24          28          24
  Preferred stock dividend
   requirements (b)                                    123           78           74          89          15
                                                    ------       ------       ------      ------        ----

     Total combined fixed charges
      and preferred stock dividends                 $1,979       $1,761       $1,816      $1,686        $427
                                                    ======       ======       ======      ======        ====

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                                       1.4          1.3          1.3         1.2         1.6

Pro forma
- ---------
Pro forma (unaudited) interest
 on zero coupon note                                                                                      25
                                                                                                        ----

  Pro forma total fixed charges                                                                         $452
                                                                                                        ====

Pro forma ratio of earnings to
 combined fixed charges and
 preferred stock dividends                                                                               1.6

(a) For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" include earnings before income taxes and cumulative effects of changes in accounting principles, plus adjusted fixed charges. "Combined fixed charges and preferred stock dividends" consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, one-third of all rental expense (the portion deemed representative of the interest factor) and dividends paid on preferred stock.


(b) Preferred stock dividend requirements have been increased to an amount representing the pre-tax earnings which would be required to cover such dividends based on the effective income tax rates for the respective periods.